Exhibit 99.2
September 23, 2008
Board of Directors
c/o John Carradine
Healthaxis Inc.
7301 State Hwy 161
Suite 300
Irving, TX 75039
Dear Members of the Board:
This letter is to propose a strategic merger between Healthaxis, Inc. and Ebix, Inc., which we believe would serve the best interests of your shareholders, customers and employees and position the combined company to compete against your larger rivals in the insurance industry.
Let me first outline our offer for the merger. We are proposing to acquire all of the shares of Healthaxis for a total offer of $6.8 million, which in financial terms is basically twice better than the present offer proposed by BPO Management Services. The Ebix offer is subject to the same due diligence rights as granted to BPO Management Services or a period of 30 days, whichever is earlier. Our offer will be as follows —
1.	Cash offer of $3.5 million, out of which $3.0 million would be paid to the Healthaxis shareholders, and $0.5 million would be paid as termination fee to BPO Management Services.

2.	An additional $3.3 million would be paid to the Healthaxis shareholders, in the form of 33,000 shares of Ebix stock, valued presently at approximately $100 per share.

3.
Ebix will offer a guaranteed downside price cover on the Ebix stock for a period of one year to all Healthaxis shareholders on the Ebix stock given to them, implying that they could sell the stock back to Ebix, for the price at which they received it, at anytime in a period of 12 months from the closing date of the merger.

4.	Should Ebix’s stock price change prior to the proposed merger, the number of shares will automatically be adjusted to account for the $3.3 million stock offer.

5.	As a financially strong company, Ebix has funds in hand to consummate the above transaction without any borrowings.

6.
We believe that our offer of merger would create a strong combined company with an annual run rate of approximately $96 million, and a net income and EPS that would be substantially accretive to our shareholders. As of second quarter of 2008, Ebix diluted EPS was $1.63 with net margins after taxes of 36%. We believe that a combined company would help further improve both these numbers.

7.
Ebix business is spread across thousands of customers in the world in the Broker, Carrier, BPO and Exchange sectors of the market. With Ebix’s recent acquisition of Acclamation, Inc., there are natural synergies between the two companies and tremendous opportunities for cross selling.

8.
The combined company will have reach across all five continents with substantially more cross-selling opportunities to each other’s customers. Ebix today has customers across 50 countries in five continents, in property and casualty, life and annuity industries. The combined entity will be in a unique position of having 23 offices, 700 plus employees and a customer base spanning across five continents, which would place it in a strong position that has few parallels in the insurance industry.

9.	Ebix’s existing CMMi 5 certified development and BPO units in India (in excess of 40,000 square foot of ready space) will offer a natural value addition.

10.
It is expected that the combined company will benefit from a number of synergies that will be realized shortly following the closing of the transaction, including the elimination of redundant corporate level expenses. As a combined company, we will be more efficiently placed in terms of general overhead costs such as audit, finance, regulatory costs, etc This will make the transaction substantially accretive and beneficial for our shareholders.

11.
We believe that the Ebix stock is a better stock to own for your shareholders as Ebix is offering a one year guaranteed downside cover for Ebix stock to your shareholders as also the fact that Ebix stock has continued to provide tremendous shareholder return over the last 5 years.

We believe that this offer is a substantially better offer for Healthaxis shareholders, based upon publicly available information. It represents almost a 100% premium on the proposed merger offer price given by BPO Management and a rather safe bet for the Heathaxis shareholders in view of the guaranteed downside cover. Our proposed transaction not only provides Healthaxis stockholders an immediate premium on their investment, but the opportunity to participate in the future growth of a company that has a rather consistent track record for the last 5 years.
We believe that our proposal is a compelling opportunity for Heathaxis investors and Ebix investors both. Accordingly in the interest of both our shareholders, we intend to make this proposal known and therefore will be considering making public this letter. We hope that you will consider our offer and enter into negotiations with us to effect a definitive merger agreement.
Sincerely,
/s/ Robin Raina

Robin Raina
Chairman and Chief Executive Officer